Exhibit 10.26

TriSalus Life Sciences, Inc.

Non-Employee Director Compensation Policy

Each member of the Board of Directors (the “Board”) who is not also serving as an employee of or consultant to TriSalus Life Sciences, Inc. (the “Company”) or any of its subsidiaries (each such member, an “Eligible Director”) will receive the compensation described in this Non-Employee Director Compensation Policy (this “Policy”) for his or her Board service on and following the Effective Date (as defined below). An Eligible Director may decline all or any portion of his or her compensation by giving notice to the Company prior to the date cash may be paid or equity awards are to be granted, as the case may be. This Policy is effective as of the Effective Date and may be amended at any time in the sole discretion of the Board or the Compensation Committee of the Board (the “Compensation Committee”). For purposes of this Policy, the “Effective Date” shall mean the date on which the closing of the transactions contemplated by the Agreement and Plan of Merger, dated as of November 11, 2022 and as amended, among the Company (formerly known as MedTech Acquisition Corporation), MTAC Merger Sub, Inc. and TriSalus Operating Life Sciences, Inc. (formerly known as TriSalus Life Sciences, Inc.) (the “SPAC Merger”) occurs.

Annual Cash Compensation

The annual cash compensation amount set forth below is payable to Eligible Directors in equal quarterly installments, payable in arrears on the last day of each fiscal quarter in which the service occurred. If an Eligible Director joins the Board or a committee of the Board at a time other than effective as of the first day of a fiscal quarter, each annual retainer set forth below will be pro-rated based on days served in the applicable fiscal year, with the pro-rated amount paid for the first fiscal quarter in which the Eligible Director provides the service, and regular full quarterly payments thereafter. All annual cash fees are vested upon payment.

1.	Annual Board Service Retainer:

a.	All Eligible Directors: $50,000

b.	Chairman of the Board Service Retainer (in addition to Eligible Director Service Retainer): $30,000

2.	Annual Committee Member Service Retainer:

a.	Member of the Sciences & Technology Committee: $7,500

b.	Member of the Audit Committee: $7,500

c.	Member of the Compensation Committee: $7,500

d.	Member of the Nominating & Governance Committee: $7,500

3.	Annual Committee Chair Service Retainer (in lieu of Committee Member Service Retainer):

a.	Chairman of the Sciences & Technology Committee: $25,000

b.	Chairman of the Audit Committee: $20,000

c.	Chairman of the Compensation Committee: $15,000

d.	Chairman of the Nominating & Governance Committee: $15,000

1.

Equity Compensation

The equity compensation set forth below will be granted under the TriSalus Life Sciences, Inc. 2023 Equity Incentive Plan as may be amended from time to time, or any successor plan thereto (the “Plan”), subject to the stockholders’ approval of the Plan. All stock options granted under this Policy will be nonstatutory stock options, with an exercise price per share equal to 100% of the Fair Market Value (as defined in the Plan) of the underlying Common Stock (as defined in the Plan) on the date of grant, and a term of ten years from the date of grant (subject to earlier termination in connection with a termination of service as provided in the Plan).

1.             SPAC Merger Grant: On the Effective Date (or if such date is not a market trading day, the first market trading day thereafter), each Eligible Director serving on the Board as of immediately following the closing of the SPAC Merger, will be automatically, and without further action by the Board or Compensation Committee, granted a stock option for 35,000 shares (“SPAC Merger Grant”). The shares subject to each SPAC Merger Grant will vest in equal annual installments over a three-year period such that the option is fully vested on the third anniversary of the date of grant, subject to the Eligible Director’s Continuous Service (as defined in the Plan) through each such vesting date and will vest in full upon a Change in Control (as defined in the Plan)

2.             Initial Grant: On the date of the Eligible Director’s initial election or appointment to the Board (or, if such date is not a market trading day, the first market trading day thereafter), for each Eligible Director who is first elected or appointed to the Board after the Effective Date, the Eligible Director will be automatically, and without further action by the Board or Compensation Committee, granted a stock option for 35,000 shares (“Initial Grant”). The shares subject to each Initial Grant will vest in equal annual installments over a three-year period such that the option is fully vested on the third anniversary of the date of grant, subject to the Eligible Director’s Continuous Service (as defined in the Plan) through each such vesting date and will vest in full upon a Change in Control (as defined in the Plan).

3.             Annual Grant: On the date of each annual stockholder meeting held after the Effective Date, for each Eligible Director who continues to serve as a non-employee member of the Board (or who is first elected or appointed to the Board at such annual stockholder meeting), the Eligible Director will be automatically, and without further action by the Board or Compensation Committee, granted a stock option for 15,000 shares (the “Annual Grant”). In addition, each Eligible Director who is first elected or appointed to the Board following the first annual stockholder meeting held after the Effective Date and other than at an annual stockholder meeting will be automatically, and without further action by the Board or Compensation Committee, granted an Annual Grant, pro-rated for the number of months remaining until the next annual stockholder meeting. The shares subject to the Annual Grant will vest on the one-year anniversary of the date of grant, provided that the Annual Grant will in any case be fully vested on the date of the Company’s next annual stockholder meeting, subject to the Eligible Director’s Continuous Service (as defined in the Plan) through such vesting date and will vest in full upon a Change in Control (as defined in the Plan).

2.

Non-Employee Director Compensation Limit

Notwithstanding the foregoing, the aggregate value of all compensation granted or paid, as applicable, to an Eligible Director shall in no event exceed the limits set forth in Section 3(d) of the Plan.

Ability to Decline Compensation

An Eligible Director may decline all or any portion of his or her compensation by giving notice to the Company prior to the date cash may be paid or equity awards are to be granted, as the case may be.

Expenses

The Company will reimburse Eligible Directors for ordinary, necessary and reasonable out-of-pocket travel expenses to cover in-person attendance at and participation in Board and committee meetings; provided, that the Eligible Director timely submit to the Company appropriate documentation substantiating such expenses in accordance with the Company’s travel and expense policy, as in effect from time to time.

Approved by the Board of Directors: August 10, 2023

Effective: August 10, 2023

3.